Exhibit 99

FOR IMMEDIATE RELEASE

December 20, 2011

Contact: (analysts) Kris Wenker: 763-764-2607

(media) Kirstie Foster: 763-764-6364

GENERAL MILLS REPORTS RESULTS FOR FISCAL 2012 SECOND QUARTER

Company Reaffirms Full-year EPS Guidance and Outlook for Second-half Growth

MINNEAPOLIS, MINN.—General Mills (NYSE: GIS) today reported results for the second quarter and first half of fiscal 2012.

Fiscal 2012 Second-quarter Financial Summary

•	Net sales grew 14 percent to $4.62 billion. The international Yoplait acquisition completed on July 1, 2011 contributed 8 points of net sales growth.

•	Segment operating profit rose 2 percent to $873 million, including significantly higher input costs year-over-year and increased advertising expense.

•	Diluted earnings per share (EPS) totaled 67 cents.

•	Adjusted diluted EPS, which excludes certain items affecting comparability of results, totaled 76 cents, matching the year-ago level.

Net sales for the 13 weeks ended Nov. 27, 2011, grew 14 percent to $4.62 billion. Price realization and mix contributed 3 points of sales growth, and foreign exchange contributed 1 point of growth. Pound volume contributed 10 points of growth, including 14 points of growth from the Yoplait acquisition. Gross margin as a percent of net sales was below year-ago levels due to higher input costs and the change in business mix to include the Yoplait acquisition. Advertising and media expense increased 8 percent in the period. Segment operating profit grew 2 percent to $873 million. Second-quarter net earnings attributable to General Mills totaled $445 million and diluted earnings per share totaled 67 cents. Adjusted diluted earnings per share, which excludes the effects of mark-to-market valuation of certain commodity positions in both fiscal 2012 and 2011, Yoplait integration costs in 2012, and a net benefit from certain tax matters in 2011, totaled 76 cents for the second quarter in each year. (Please see Note 7 to the consolidated financial statements below for a reconciliation of this non-GAAP measure.)

Chairman and Chief Executive Officer Ken Powell said, “General Mills second-quarter results show good net sales growth worldwide. Our Yoplait acquisition fueled a more than 50 percent increase in total international sales. Strong levels of net price realization and product innovation drove sales increases for our established International operations, and for our Bakeries & Foodservice and U.S. Retail business segments. Significantly higher input costs pressured our margins, as expected. But in total, performance for the quarter and year-to-date has us on track to meet the key financial targets we have set for fiscal 2012.”

Six-month Financial Summary

Through the first six months of fiscal 2012, General Mills net sales grew 12 percent to $8.47 billion, including 6 points of growth from the international Yoplait acquisition. Price realization and mix contributed 5 points of net sales growth, and foreign exchange contributed 1 point of growth. Pound volume contributed 6 points of net sales growth, including 10 points of growth from the Yoplait acquisition. Segment operating profit of $1.60 billion essentially matched year-ago levels. Net earnings attributable to General Mills totaled $850 million and diluted EPS totaled $1.28. Adjusted diluted earnings per share, which excludes mark-to-market effects, Yoplait integration costs, and the net tax benefit a year ago, totaled $1.41 for the first half of 2012 compared to $1.40 in the first half of 2011. (Please see Note 7 below for a reconciliation of this non-GAAP measure.)

U.S. Retail Segment Results

Second-quarter net sales for General Mills’ U.S. Retail segment grew 3 percent to $2.94 billion. Pound volume reduced net sales growth by 7 points, primarily reflecting lower shipments of items such as flour and dessert mixes, canned and frozen vegetables, and yogurt. Price realization and mix contributed 10 points of net sales growth in the quarter. Segment operating profit of $661 million was 4 percent below prior-year levels, reflecting higher input costs and a 6 percent increase in advertising and media expense.

Net sales for Big G cereals grew 1 percent, including gains from established brands such as Honey Nut Chex and Cinnamon Toast Crunch, and good contributions from new products including Cinnamon Burst Cheerios and Fiber One 80 Calorie cereal. Net sales for the Snacks division grew 20 percent led by Fiber One and Nature Valley snack bar varieties. Sales for the Pillsbury division grew 9 percent with good contributions from Totino’s frozen snacks and pizza, Pillsbury refrigerated baked goods, and new Pillsbury frozen breakfast items. Sales for the Baking Products division grew 2 percent, reflecting strong net price realization. Meals division net sales were 2 percent below year-ago levels reflecting lower volume for several product lines, including canned vegetables, frozen entrees, and potato mixes. Yoplait division net sales were 6 percent below year-ago levels as growth from Go-Gurt, Yoplait Greek and Mountain High yogurt was offset by declines on several established product lines. Net sales for Small Planet Foods increased 17 percent led by Cascadian Farm cereals and Larabar fruit and nut energy bars.

Through six months, U.S. Retail net sales grew 3 percent to $5.45 billion. Pound volume reduced net sales growth by 6 points, while price realization and mix contributed 9 points of growth. Segment operating profit declined 4 percent through the first half to $1.25 billion.

International Segment Results

Second-quarter net sales for General Mills’ consolidated international businesses grew 55 percent to reach $1.16 billion, including 43 points of net sales growth from the Yoplait acquisition. Pound volume contributed 80 points of net sales growth, including 76 points of growth from the Yoplait acquisition. Price realization and mix subtracted 27 points of sales growth, while foreign currency exchange contributed 2 points of growth. On a constant-currency basis, International segment net sales grew 53 percent overall, with sales more than doubling in Europe, and gains of 37 percent in Canada, 20 percent in Latin America and 16 percent in the Asia / Pacific region. (Please see Note 7 below for a reconciliation of this non-GAAP measure.) Advertising and media expense grew 17 percent in the second quarter. International segment operating profit totaled $134 million, up 50 percent from year-ago levels.

Through six months, International segment net sales grew 43 percent to $2.02 billion, including 30 points of growth from the Yoplait acquisition. Pound volume contributed 55 points of growth, foreign exchange contributed 6 points, and price realization and mix subtracted 18 points. Segment operating profit grew 42 percent to $214 million.

Bakeries & Foodservice Segment Results

Second-quarter net sales for the Bakeries and Foodservice segment grew 12 percent to $522 million. Pound volume contributed 3 points of net sales growth, and price realization and mix contributed 9 points of growth. Customer channel performance was strong with net sales to convenience stores up 14 percent, sales to foodservice distributors up 11 percent, and sales to bakeries and national restaurant accounts up 12 percent. Segment operating profit of $78 million was consistent with year-ago levels.

Through the first half of fiscal 2012, net sales for Bakeries and Foodservice increased 12 percent to $1.00 billion. Pound volume contributed 1 point of net sales growth, with price realization and mix generating the rest of the sales increase. Segment operating profit totaled $139 million, 7 percent below year-ago levels due to significantly higher input costs and lower grain merchandising earnings.

Joint Venture Summary

After-tax earnings from the Cereal Partners Worldwide (CPW) and Haagen Dazs Japan (HDJ) joint ventures totaled $29 million, down from $35 million a year ago primarily due to higher input costs for CPW. Net sales for CPW grew 1 percent in the period and net sales for Haagen Dazs Japan were 2 percent above year-ago levels. Through the first six months of fiscal 2012, after-tax earnings from joint ventures declined 6 percent to $57 million, as good net sales growth was offset by higher input costs.

Corporate Items

Unallocated corporate items totaled $155 million of expense in this year’s second quarter compared to $29 million of expense a year ago. This primarily reflected differences in the mark-to-market valuation of certain commodity positions, which represented a $94 million net increase in expense in the second quarter of 2012 compared to a $28 million net decrease in last year’s second quarter. Excluding mark-to-market effects, unallocated corporate items totaled a net $61 million of expense this year compared to a net $57 million of expense in last year’s second quarter. This year’s second quarter included $4 million of integration expense for the Yoplait acquisition.

Net interest expense of $87 million was up 7 percent due to higher debt levels following the Yoplait acquisition. The effective tax rate for the second quarter of 2012 was 33.3 percent. Last year’s second quarter effective tax rate of 21.7 percent included a net benefit related to two discrete tax matters. Excluding certain items affecting comparability, the second quarter effective tax rate was 33.7 percent this year compared to 33.5 percent a year ago. (Please see note 7 below for a reconciliation of this non-GAAP measure).

Cash Flow Items

Cash provided by operating activities totaled $1.15 billion in the first half of 2012, an increase from last year’s first-half results due primarily to reduced use of working capital in the period. Capital investments totaled $265 million in the first half of 2012. Dividends paid rose to $400 million, reflecting the increase in the dividend rate year-over-year. During the first half, General Mills repurchased approximately 6 million shares of common stock, including 3 million in the second quarter.

Second-half and Full-year Outlook

The company’s guidance for the second half of fiscal 2012 calls for double-digit growth in net sales and high single-digit to low double-digit growth in adjusted diluted earnings per share. “Our net sales in the second half will continue to reflect the significant addition of international Yoplait revenues. We also expect our base business to show good sales growth, fueled by strong levels of product innovation and consumer marketing support,” Powell said. The company expects its second-half gross margin as a percent of sales will be below year-ago levels, reflecting the shift in business mix to include the Yoplait acquisition as well as the continued pressure of higher input costs year-over-year. Second-half segment operating profit is expected to be above year-ago levels, including a planned increase in advertising and media investment.

The company reaffirmed its full-year fiscal 2012 EPS guidance of $2.59 to $2.61, excluding mark-to-market effects and integration costs for the Yoplait acquisition.

General Mills will hold a briefing for investors today, December 20, 2011, beginning at 8:30 a.m. Eastern time. You may access the web cast from General Mills’ internet home page: generalmills.com.

Earnings per share excluding certain items, total company segment operating profit, international net sales excluding foreign currency translation effects, and effective tax rate excluding certain items are each non-GAAP measures. Reconciliations of these measures to their relevant GAAP measures appear in the financial schedules and Note 7 to the attached Consolidated Financial Statements.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements, including the statements under the caption “Second-half and Full-year Outlook,” and statements made by Mr. Powell, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in laws and regulations, including labeling and advertising regulations; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, and energy; disruptions or inefficiencies in the supply chain; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure of our information technology systems; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.

Consolidated Statements of Earnings and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended			Six-Month Period Ended
	Nov. 27, 2011	Nov. 28, 2010	% Change	Nov. 27, 2011	Nov. 28, 2010	% Change
Net sales	$4,623.8	$4,066.6	13.7%	$8,471.4	$7,599.7	11.5%
Cost of sales	3,029.1	2,432.6	24.5%	5,430.2	4,441.4	22.3%
Selling, general, and administrative expenses	877.1	810.1	8.3%	1,684.6	1,573.0	7.1%
Restructuring, impairment, and other exit costs	0.7	1.0	NM	0.8	2.0	NM

Operating profit	716.9	822.9	(12.9)%	1,355.8	1,583.3	(14.4)%
Interest, net	87.2	81.6	6.9%	172.6	171.9	0.4%

Earnings before income taxes and after-tax earnings from joint ventures	629.7	741.3	(15.1)%	1,183.2	1,411.4	(16.2)%
Income taxes	209.4	160.7	30.3%	386.9	383.7	0.8%
After-tax earnings from joint ventures	28.9	34.7	(16.7)%	57.2	61.2	(6.5)%

Net earnings, including earnings attributable to redeemable and noncontrolling interests	449.2	615.3	(27.0)%	853.5	1,088.9	(21.6)%
Net earnings attributable to redeemable and noncontrolling interests	4.4	1.4	NM	3.1	2.9	NM

Net earnings attributable to General Mills (a)	$444.8	$613.9	(27.5)%	$850.4	$1,086.0	(21.7)%

Earnings per share - basic	$0.69	$0.96	(28.1)%	$1.31	$1.68	(22.0)%

Earnings per share - diluted	$0.67	$0.92	(27.2)%	$1.28	$1.63	(21.5)%

Dividends per share	$0.305	$0.280	8.9%	$0.610	$0.560	8.9%

	Quarter Ended			Six-Month Period Ended
	Nov. 27, 2011	Nov. 28, 2010	Basis Pt Change	Nov. 27, 2011	Nov. 28, 2010	Basis Pt Change
Comparisons as a % of net sales:
Gross margin	34.5%	40.2%	(570)	35.9%	41.5%	(560)
Selling, general, and administrative expenses	19.0%	19.9%	(90)	19.9%	20.7%	(80)
Operating profit	15.5%	20.2%	(470)	16.0%	20.8%	(480)
Net earnings attributable to General Mills	9.6%	15.1%	(550)	10.0%	14.3%	(430)

	Quarter Ended			Six-Month Period Ended
	Nov. 27, 2011	Nov. 28, 2010	Basis Pt Change	Nov. 27, 2011	Nov. 28, 2010	Basis Pt Change
Comparisons as a % of net sales excluding certain items affecting comparability (b):
Gross margin	36.5%	39.5%	(300)	37.5%	40.2%	(270)
Operating profit	17.6%	19.5%	(190)	17.6%	19.5%	(190)
Net earnings attributable to General Mills	11.0%	12.5%	(150)	11.0%	12.3%	(130)

(a)	See Note 2.
(b)	See Note 7 for a reconciliation of this measure not defined by generally accepted accounting principles (GAAP).

See accompanying notes to consolidated financial statements.

Operating Segment Results and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Quarter Ended			Six-Month Period Ended
	Nov. 27, 2011	Nov. 28, 2010	% Change	Nov. 27, 2011	Nov. 28, 2010	% Change
Net sales:
U.S. Retail	$2,938.3	$2,850.1	3.1%	$5,448.6	$5,296.7	2.9%
International	1,163.3	748.8	55.4%	2,019.6	1,408.6	43.4%
Bakeries and Foodservice	522.2	467.7	11.7%	1,003.2	894.4	12.2%

Total	$4,623.8	$4,066.6	13.7%	$8,471.4	$7,599.7	11.5%

Operating profit:
U.S. Retail	$661.4	$687.4	(3.8)%	$1,246.6	$1,302.0	(4.3)%
International	133.5	88.7	50.5%	214.2	150.7	42.1%
Bakeries and Foodservice	77.8	77.1	0.9%	139.2	149.6	(7.0)%

Total segment operating profit	872.7	853.2	2.3%	1,600.0	1,602.3	(0.1)%

Unallocated corporate items	155.1	29.3	NM	243.4	17.0	NM
Restructuring, impairment, and other exit costs	0.7	1.0	NM	0.8	2.0	NM

Operating profit	$716.9	$822.9	(12.9)%	$1,355.8	$1,583.3	(14.4)%

	Quarter Ended			Six-Month Period Ended
	Nov. 27, 2011	Nov. 28, 2010	Basis Pt Change	Nov. 27, 2011	Nov. 28, 2010	Basis Pt Change
Segment operating profit as a % of net sales:
U.S. Retail	22.5%	24.1%	(160)	22.9%	24.6%	(170)
International	11.5%	11.8%	(30)	10.6%	10.7%	(10)
Bakeries and Foodservice	14.9%	16.5%	(160)	13.9%	16.7%	(280)

Total segment operating profit	18.9%	21.0%	(210)	18.9%	21.1%	(220)

See accompanying notes to consolidated financial statements.

Consolidated Balance Sheets

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions, Except Par Value)

	Nov. 27, 2011	Nov. 28, 2010	May 29, 2011
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$509.1	$566.3	$619.6
Receivables	1,510.4	1,299.1	1,162.3
Inventories	1,628.7	1,706.0	1,609.3
Deferred income taxes	20.2	28.5	27.3
Prepaid expenses and other current assets	353.2	416.7	483.5

Total current assets	4,021.6	4,016.6	3,902.0

Land, buildings, and equipment	3,507.4	3,146.1	3,345.9
Goodwill	8,115.9	6,634.7	6,750.8
Other intangible assets	4,795.5	3,740.5	3,813.3
Other assets	1,026.4	840.6	862.5

Total assets	$21,466.8	$18,378.5	$18,674.5

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,096.5	$826.7	$995.1
Current portion of long-term debt	1,732.4	11.7	1,031.3
Notes payable	849.0	1,169.9	311.3
Other current liabilities	1,464.1	1,725.3	1,321.5

Total current liabilities	5,142.0	3,733.6	3,659.2

Long-term debt	5,247.6	5,864.1	5,542.5
Deferred income taxes	1,374.1	965.2	1,127.4
Other liabilities	1,818.4	1,930.8	1,733.2

Total liabilities	13,582.1	12,493.7	12,062.3

Redeemable interest	831.6	—	—

Stockholders’ equity:
Common stock, 754.6 shares issued, $0.10 par value	75.5	75.5	75.5
Additional paid-in capital	1,318.8	1,294.9	1,319.8
Retained earnings	9,642.2	8,842.1	9,191.3
Common stock in treasury, at cost, shares of 109.7, 114.1 and 109.8	(3,254.6)	(3,299.5)	(3,210.3)
Accumulated other comprehensive loss	(1,204.6)	(1,273.4)	(1,010.8)

Total stockholders’ equity	6,577.3	5,639.6	6,365.5

Noncontrolling interests	475.8	245.2	246.7

Total equity	7,053.1	5,884.8	6,612.2

Total liabilities and equity	$21,466.8	$18,378.5	$18,674.5

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Six-Month Period Ended
	Nov. 27, 2011	Nov. 28, 2010
Cash Flows - Operating Activities

Net earnings, including earnings attributable to redeemable and noncontrolling interests	$853.5	$1,088.9
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	263.3	230.2
After-tax earnings from joint ventures	(57.2)	(61.2)
Stock-based compensation	66.2	59.7
Deferred income taxes	39.7	78.5
Tax benefit on exercised options	(31.1)	(56.4)
Distributions of earnings from joint ventures	36.4	24.3
Pension and other postretirement benefit plan contributions	(8.5)	(5.9)
Pension and other postretirement benefit plan expense	38.9	36.7
Restructuring, impairment, and other exit costs (income)	(1.8)	(1.4)
Changes in current assets and liabilities, excluding the effects of acquisitions	(26.6)	(736.4)
Other, net	(19.6)	(57.5)

Net cash provided by operating activities	1,153.2	599.5

Cash Flows - Investing Activities
Purchases of land, buildings, and equipment	(264.8)	(284.3)
Acquisitions, net of cash acquired	(900.1)	—
Investments in affiliates, net	(22.1)	(1.9)
Proceeds from disposal of land, buildings, and equipment	1.3	7.2
Exchangeable note	(131.6)	—
Other, net	6.6	12.6

Net cash used by investing activities	(1,310.7)	(266.4)

Cash Flows - Financing Activities
Change in notes payable	548.8	117.8
Issuance of long-term debt	—	500.0
Payment of long-term debt	(9.1)	(3.6)
Proceeds from common stock issued on exercised options	99.2	185.1
Tax benefit on exercised options	31.1	56.4
Purchases of common stock for treasury	(210.8)	(963.6)
Dividends paid	(399.5)	(366.3)
Other, net	(0.4)	(8.5)

Net cash provided (used) by financing activities	59.3	(482.7)

Effect of exchange rate changes on cash and cash equivalents	(12.3)	42.7

Decrease in cash and cash equivalents	(110.5)	(106.9)
Cash and cash equivalents - beginning of year	619.6	673.2

Cash and cash equivalents - end of period	$509.1	$566.3

Cash Flow from Changes in Current Assets and Liabilities, excluding the effects of acquisitions:
Receivables	$(205.6)	$(235.3)
Inventories	(1.3)	(348.0)
Prepaid expenses and other current assets	146.0	(33.2)
Accounts payable	11.1	16.8
Other current liabilities	23.2	(136.7)

Changes in current assets and liabilities	$(26.6)	$(736.4)

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)	The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, General Mills, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for annual and interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature.

(2)	We use captions in our Consolidated Financial Statements as required by guidance on noncontrolling interests, including “Net earnings attributable to General Mills,” which we have shortened to “Net earnings” in this release.

(3)	During the first quarter of fiscal 2012, we acquired a 51 percent controlling interest in Yoplait S.A.S. and a 50 percent interest in Yoplait Marques S.A.S. from PAI Partners and Sodiaal for an aggregate purchase price of $1.2 billion. We consolidated both entities into our consolidated balance sheets and recorded goodwill of $1.5 billion. During the second quarter of fiscal 2012, we recorded adjustments to certain purchase accounting liabilities that resulted in a $52 million decrease to goodwill. Indefinite lived intangible assets acquired include brands of $437 million and $119 million of other intangible assets. Finite lived intangible assets acquired include franchise agreements of $440 million and customer relationships of $131 million. The pro forma effects of this acquisition were not material.

On the acquisition date, we recorded the $264 million fair value of Sodiaal’s 50 percent interest in Yoplait Marques S.A.S. as a noncontrolling interest on our consolidated balance sheets. On the acquisition date, we also recorded the $904 million fair value of Sodiaal’s 49 percent interest in Yoplait S.A.S. as a redeemable interest on our consolidated balance sheets. These euro-denominated interests are reported in U.S. dollars on our consolidated balance sheets. Sodiaal has the ability to put a limited portion of its redeemable interest to us once per year at fair value up to a maximum of 9 years. We adjust the value of the redeemable interest through additional paid-in capital on our consolidated balance sheets quarterly to the redeemable interest’s redemption value. As of November 27, 2011, the redemption value of the redeemable interest was $832 million.

(4)	For the second quarter of fiscal 2012, unallocated corporate expenses totaled $155 million compared to $29 million in the same period last year. We recorded a $94 million net increase in expense related to the mark-to-market valuations of certain commodity positions and grain inventories in the second quarter of fiscal 2012, compared to a $28 million net decrease in expense in the second quarter of fiscal 2011.

For the six-month period ended November 27, 2011, unallocated corporate expenses totaled $243 million compared to $17 million in the same period last year. We recorded a $132 million net increase in expense related to the mark-to-market valuations of certain commodity positions and grain inventories in the six-month period ended November 27, 2011, compared to a $100 million net decrease in expense in the six-month period ended November 28, 2010.

(5)	Basic and diluted earnings per share (EPS) were calculated as follows:

	Quarter Ended		Six-Month Period Ended
In Millions, Except per Share Data	Nov. 27, 2011	Nov. 28, 2010	Nov. 27, 2011	Nov. 28, 2010
Net earnings attributable to General Mills	$444.8	$613.9	$850.4	$1,086.0

Average number of common shares—basic EPS	646.3	642.1	647.1	644.7
Incremental share effect from: (a)
Stock options	14.8	17.1	14.6	17.4
Restricted stock, restricted stock units, and other	4.7	5.3	4.6	5.4

Average number of common shares—diluted EPS	665.8	664.5	666.3	667.5

Earnings per share - basic	$0.69	$0.96	$1.31	$1.68
Earnings per share - diluted	$0.67	$0.92	$1.28	$1.63

(a)	Incremental shares from stock options and restricted stock units are computed by the treasury stock method.

(6)	On November 28, 2011, subsequent to the end of our second quarter of fiscal 2012, we issued $1.0 billion aggregate principal amount of 3.15 percent notes due in 2021. We intend to use the net proceeds to repay a portion of our 6.0 percent notes due February 15, 2012, reduce our commercial paper borrowings, and for general corporate purposes. Interest on these notes is payable semi-annually in arrears. These notes may be redeemed at our option at any time prior to September 15, 2021 for a specified make whole amount and any time on or after September 15, 2021 at par plus accrued and unpaid interest to the redemption date. These notes are senior unsecured, unsubordinated obligations that include a change of control repurchase provision.

(7)	We have included five measures in this release that are not defined by generally accepted accounting principles (GAAP): (1) diluted earnings per share excluding mark-to-market valuation of certain commodity positions and grain inventories (“mark-to-market effects”), integration costs resulting from the acquisitions of Yoplait S.A.S. and Yoplait Marques S.A.S. (“acquisition integration costs”), and income tax effects from changes in uncertain tax items (“uncertain tax items”) (collectively, these three items are referred to as “certain items affecting comparability” in this footnote), (2) earnings comparisons as a percent of net sales excluding certain items affecting comparability, (3) total segment operating profit, (4) net sales growth rates for our International segment in total and by region excluding the impact of changes in foreign currency exchange, and (5) effective income tax rates excluding certain items affecting comparability. We believe that these measures provide useful supplemental information to assess our operating performance. These measures are reconciled below to the measures as reported in accordance with GAAP, and should be viewed in addition to, and not in lieu of, our diluted earnings per share and operating performance measures as calculated in accordance with GAAP.

Diluted EPS excluding certain items affecting comparability follows:

	Quarter Ended		Six-Month Period Ended
Per Share Data	Nov. 27, 2011	Nov. 28, 2010	Nov. 27, 2011	Nov. 28, 2010
Diluted earnings per share, as reported	$0.67	$0.92	$1.28	$1.63
Mark-to-market effects (a)	0.09	(0.03)	0.13	(0.10)
Uncertain tax items (b)	—	(0.13)	—	(0.13)

Diluted earnings per share, excluding certain items affecting comparability (c)	$0.76	$0.76	$1.41	$1.40

(a)	See Note 4.
(b)	Effects of court decisions and audit settlements on uncertain tax matters.
(c)	Items affecting comparability includes integration costs resulting from the acquisitions of Yoplait S.A.S. and Yoplait Marques S.A.S. of $3 million after-tax for the quarterly and six-month periods ended November 27, 2011. The impact is less than $.01 on diluted earnings per share excluding certain items affecting comparability for both the quarterly and six-month periods ended November 27, 2011.

Earnings comparisons as a percent of net sales excluding certain items affecting comparability follows:

	Quarter Ended
In Millions	Nov. 27, 2011		Nov. 28, 2010
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$1,594.7	34.5%	$1,634.0	40.2%
Mark-to-market effects (b)	94.4	2.0%	(28.0)	(0.7)%

Adjusted gross margin	$1,689.1	36.5%	$1,606.0	39.5%

Operating profit as reported	$716.9	15.5%	$822.9	20.2%
Mark-to-market effects (b)	94.4	2.0%	(28.0)	(0.7)%
Acquisition integration costs (c)	3.9	0.1%	—	—%

Adjusted operating profit	$815.2	17.6%	$794.9	19.5%

Net earnings attributable to General Mills as reported	$444.8	9.6%	$613.9	15.1%
Mark-to-market effects, net of tax (b)	59.5	1.3%	(17.6)	(0.4	) %
Acquisition integration costs, net of tax (c)	3.0	0.1%	—	—%
Uncertain tax items (d)	—	—%	(88.9)	(2.2	) %

Adjusted net earnings attributable to General Mills	$507.3	11.0%	$507.4	12.5%

	Six-Month Period Ended
In Millions	Nov. 27, 2011		Nov. 28, 2010
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$3,041.2	35.9%	$3,158.3	41.5%
Mark-to-market effects (b)	132.1	1.6%	(99.9)	(1.3)%

Adjusted gross margin	$3,173.3	37.5%	$3,058.4	40.2%

Operating profit as reported	$1,355.8	16.0%	$1,583.3	20.8%
Mark-to-market effects (b)	132.1	1.6%	(99.9)	(1.3)%
Acquisition integration costs (c)	4.0	—%	—	—%

Adjusted operating profit	$1,491.9	17.6%	$1,483.4	19.5%

Net earnings as reported	$850.4	10.0%	$1,086.0	14.3%
Mark-to-market effects, net of tax (b)	83.2	1.0%	(62.9)	(0.8)%
Acquisition integration costs, net of tax (c)	3.1	—%	—	—%
Uncertain tax items (d)	—	—%	(88.9)	(1.2)%

Adjusted net earnings attributable to General Mills	$936.7	11.0%	$934.2	12.3%

(a)	Net sales less cost of sales.
(b)	See Note 4.
(c)	Integration costs resulting from the acquisitions of Yoplait S.A.S. and Yoplait Marques S.A.S.
(d)	Effects of court decisions and audit settlements on uncertain tax matters.

A reconciliation of total segment operating profit to the relevant GAAP measure, operating profit, is included in the Statements of Operating Segment Results.

The reconciliation of International segment and region net sales growth rates as reported to growth rates excluding the impact of foreign currency exchange below demonstrates the effect of foreign currency exchange rate fluctuations from year to year. To present this information, current period results for entities reporting in currencies other than United States dollars are converted into United States dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. Therefore, the foreign currency impact is equal to current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year.

	Quarter Ended Nov. 27, 2011
	Percentage Change in Net Sales as Reported	Impact of Foreign Currency Exchange		Percentage Change in Net Sales on Constant Currency Basis
Europe	130%	2	pts	128%
Canada	39	2		37
Asia/Pacific	20	4		16
Latin America	17	(3)		20

Total International	55%	2	pts	53%

	Six-Month Period Ended Nov. 27, 2011
	Percentage Change in Net Sales as Reported	Impact of Foreign Currency Exchange		Percentage Change in Net Sales on Constant Currency Basis
Europe	88%	8	pts	80%
Canada	28	4		24
Asia/Pacific	22	7		15
Latin America	15	(1)		16

Total International	43%	6	pts	37%

A reconciliation of the effective income tax rate as reported to the effective income tax rate excluding certain items affecting comparability follows:

	Quarter Ended				Six-Month Period Ended
	Nov. 27, 2011		Nov. 28, 2010		Nov. 27, 2011		Nov. 28, 2010
In Millions	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$629.7	$209.4	$741.3	$160.7	$1,183.2	$386.9	$1,411.4	$383.7
Mark-to-market effects (b)	94.4	34.9	(28.0)	(10.4)	132.1	48.9	(99.9)	(37.0)
Acquisition integration costs (c)	3.9	0.9	—	—	4.0	0.9	—	—
Uncertain tax items (d)	—	—	—	88.9	—	—	—	88.9

As adjusted	$728.0	$245.2	$713.3	$239.2	$1,319.3	$436.7	$1,311.5	$435.6

Effective tax rate:
As reported		33.3%		21.7%		32.7%		27.2%
As adjusted		33.7%		33.5%		33.1%		33.2%

(a)	Earnings before income taxes and after-tax earnings from joint ventures.
(b)	See Note 4.
(c)	Integration costs resulting from the acquisitions of Yoplait S.A.S. and Yoplait Marques S.A.S.
(d)	Effects of court decisions and audit settlements on uncertain tax matters.